Mr. Paulo Pisano
c/o Booking.com International B.V.
Herengracht 597
1017 CE
Amsterdam, The Netherlands

Re: Appointment as CHRO of Booking Holdings Inc.

Dear Paulo:
    This letter agreement (“Agreement”) serves to supplement your employment agreement with Booking.com International B.V. (“Booking.com”), dated December 4, 2019 (the “Employment Agreement”), and sets forth the terms and conditions relating to your new role at Booking Holdings Inc. (“BHI”), the ultimate parent company of Booking.com.

1.Arrangement
    Effective as of August 1, 2021 (the “Effective Date”), in addition to continuing to serve as the SVP & Chief People Officer at the Management Department (“CPO”) of Booking.com, you will also serve in the role of Chief Human Resources Officer (“CHRO”) of BHI (the “Arrangement”). To this end, you will be seconded by Booking.com to BHI as agreed upon in this agreement (the “Agreement”), which Agreement will commence on the Effective Date. Your responsibilities with respect to BHI will be those duties typical of a CHRO. In both roles, you will report to Glenn Fogel, who serves as both the Chief Executive Officer and President of BHI as well as the Chief Executive Officer of Booking.com, or his successor(s) in those positions.

    As of the Effective Date, it is anticipated that the Arrangement will continue for a period of approximately twelve to eighteen months following the Effective Date and that you will initially devote 30% of your working time to the position of CHRO and 70% to the position of CPO; provided, however, that the duration of the Arrangement and/or the division of your time between the two positions will be reviewed on a periodic basis and are subject to change at the sole discretion of BHI and Booking.com. You will be informed 30 days in advance of any change in the division of your time between the two positions. You are requested to keep track of your workdays and physical presence for each role. By entering into this Agreement, you acknowledge and agree that the periodic reviews could, among other things, result in a termination of the Arrangement and/or the Agreement in accordance with Section 7 below, or, because it is anticipated that you will eventually devote 100% of your working time to the CHRO role, this Agreement may continue in effect even though you will no longer be providing services to Booking.com.

    During the period of the Arrangement and until this Agreement is terminated, the terms and conditions of your Employment Agreement will continue to apply, unless expressly superseded by the terms of this Agreement. You shall remain an employee of Booking.com at all times while this Agreement is in effect and also afterwards unless your employment with Booking.com is duly terminated in accordance with Dutch law. As a result, you explicitly agree that the restrictive covenants in your Employment Agreement, including, but not limited to, the non-solicitation and non-competition clause in Section 10 of the Employment Agreement will remain in effect and apply to your CHRO role while being seconded to BHI. In the event of any inconsistency between this Agreement and the terms and conditions of your Employment Agreement, this Agreement will govern.

    During the period of the Arrangement, you will continue to be based at Booking.com’s offices in Amsterdam. You will be required to travel on the business of Booking.com or BHI to such places by such means and on such occasions as the business may from time to time require.

    During the period of the Arrangement, you shall:

(a)unless prevented by incapacity, devote the whole of your working time, attention and abilities to your responsibilities to both Booking.com and BHI;
(b)faithfully and diligently serve the business of Booking.com and BHI and use your best endeavors to promote, protect, develop and extend that business;
(c)not enter into any arrangement on behalf of Booking.com and BHI that is outside the normal course of business or your normal duties or which contains unusual or onerous terms; and
(d)undertake duties of another position at the request of Booking.com or BHI, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties which are not reasonably within your capabilities.
2.Conditions of the Arrangement
The Arrangement is subject to, and conditional upon, the following:

(a)your continuing to obtain any required passport, visa, resident and/or work permits and any related documents for The Netherlands and, if necessary, the United States; and
    (b)    executing the following documents with BHI, which are attached hereto as Appendix B, Appendix C, and Appendix D, respectively, and each of which is incorporated by reference into this Agreement and collectively referred to as the “Ancillary Agreements”: Non-Competition and Non-Solicitation Agreement, Employee Confidentiality and Assignment Agreement, and Acknowledgement to the Incentive-Based Compensation Clawback Policy.
During the Arrangement, you shall notify BHI and Booking.com immediately if any circumstances arise which may affect your immigration status or permission to continue to be based and work in The Netherlands. BHI or Booking.com may require you to provide proof of your eligibility to work in The Netherlands, and reserves the right to immediately terminate your secondment if, for any reason, you are no longer entitled to reside or work in The Netherlands.
3.Compensation and Benefits

(a)During the Arrangement, in general, you will continue to receive the compensation and benefits as set forth in the Employment Agreement, and all remuneration will be continued to be paid to you in Euro by Booking.com; provided, however, that, effective as of the Effective Date, the following different or additional compensation terms shall apply:
(i)    Salary. The amount of your gross annual salary will be increased to EUR 400,000, including an 8% holiday allowance, and will be paid in twelve installments at the end of each month in accordance with Booking.com’s regular payroll practices (the “Base Salary”). The

Base Salary will be subject to annual review by the Compensation Committee of the Board of Directors of BHI (the “Compensation Committee”) and may be increased from time to time.
        (ii)    Annual Bonus. You will continue to be eligible to receive a performance-based target bonus equal to 100% of your Base Salary pursuant to the terms of the Employment Agreement, but you will participate in the Annual Bonus plan in which other senior executives of BHI participate.
        (iii)    Annual Equity Grant. You will continue to be eligible to receive annual BHI equity grants in the first quarter of a year pursuant to the terms of the Employment Agreement, but the first annual grant you will be eligible to receive after the Effective Date will be a target number of performance share units (the "2022 PSUs") on March 4, 2022 (the "Grant Date"), which number will be equal to the quotient of US$ 2,100,000, divided by the closing price of a share of common stock of BHI ("Common Stock") on the Nasdaq trading day prior to the Grant Date. The 2022 PSUs will have other terms generally consistent with those applicable to PSU grants to other senior executives of BHI (and for subsequent years, the amount and terms of any long-term incentive grants will be determined by the Compensation Committee in its sole discretion). In subsequent years during the Arrangement, the target number of any equity awards granted under any long-term incentive compensation plan will be in an amount that is substantially consistent with those awards granted to other senior executives of BHI (other than the Chief Executive Officer of BHI).
        (iv)    Sign-On Equity Grant. In connection with entering into this Agreement and assuming the CHRO role, you have been recommended by BHI management to receive an award of restricted stock units ("Sign-On RSUs") valued at US$ 900,000 (the "Grant Date Value"). The Sign-On RSU grant is subject to formal approval by the Compensation Committee and any other requirements established by BHI from time to time. It is intended that the grant of Sign-On RSUs will be made to you on the first scheduled "Grant Date" following the Effective Date (i.e., August 12, 2021). The pre-established quarterly Grant Dates are March 4, 2021, May 12, 2021, August 12, 2021 and November 12, 2021. Once the grant has been made, the number of RSUs to be received will be determined by dividing the Grant Date Value by the closing price of a share of Common Stock on the Nasdaq trading day prior to the Grant Date. The grant agreement, which will set forth the material terms and conditions of the Sign-On RSU grant, will be posted to your account on the E*TRADE portal within 30 days of the Grant Date. It is a condition of the grant that you will be actively employed on the Grant Date and that you will remain in continuous service with BHI’s companies during the vesting period. The RSUs will vest over three years, with one-third of the grant vesting on each of the first, second and third anniversaries of the Grant Date, as long as you are continuously employed by one of the BHI companies through such date. One share of Common Stock will be issued for each vested RSU within ten days after the vesting date.
        (v)    Legal Fees and Other Expenses. During the Arrangement, Booking.com will pay for the preparation of your tax returns and tax planning advice for all years affected by the Arrangement, which tax assistance shall be provided by PricewaterhouseCoopers ("PwC") or a different tax advisor as chosen by Booking.com. In addition, Booking.com will reimburse you up to € 10,000 (including disbursements (verschotten) and VAT (BTW)) for reasonable legal fees and costs associated with entering into this Agreement. You must submit your attorney’s and/or advisor’s invoice, addressed to you, within one month after the Effective Date and payment will be made directly to your attorney / legal advisor within one month of receipt of the invoice.

        (vi)    Severance Payments. In the event that (A) you cease to provide services to BHI as a result of a termination of this Arrangement and/or Agreement by BHI or Booking.com due to a termination of your employment and the Employment Agreement without Cause or as a result of a termination of your employment and the Employment Agreement by you for Good Reason, as further described on Appendix A (which constitutes part of this Agreement), and (B) you agree to a mutual termination of this Agreement and the Employment Agreement in accordance with Dutch law (such agreement to be reflected in a termination agreement by means of Sections 7:670b and 7:900 et seq. DCC), you will be eligible to receive the severance compensation and benefits set forth on Appendix A. Booking.com or BHI will provide you with such termination agreement within seven (7) days following the occurrence of the situation described in clause (A) of the previous sentence. Such termination agreement shall include the termination date and relevant items set forth on Appendix A.
(b)During the Arrangement, you will continue to participate in the pension plan of Booking.com as long as you continue to meet the relevant requirements set forth in the pension plan. All rights and obligations with respect to your pension plan are set forth in the pension agreement, which consists of the pension clause in this Agreement, the Employment Agreement, the Handbook of Booking.com and the pension plan regulations, as applicable from time to time.
(c)During the Arrangement and until this Agreement is terminated, unless legally required by U.S. law, you will not be entitled to receive any benefits that are provided to other senior executives of BHI who are located in the U.S. other than those provided under this Agreement or the Employment Agreement.
(d)You will be required to comply with all U.S. federal, state and local, as well as Dutch and other foreign laws regarding personal income and social taxes. You will be responsible and liable for the submission of tax returns for the United States (including state and federal local tax returns, as applicable).
(e)The “30% tax ruling” received from the Dutch tax authorities with respect to your Employment Agreement (the “30% Ruling”) will remain in effect during the Arrangement if and insofar all conditions are met. If necessary, while you are employed by Booking.com, Booking.com will assist you with any additional filings that are required to maintain that ruling under applicable law.
4.Reimbursements
Booking.com will reimburse you (on production of such evidence as Booking.com shall reasonably require and your compliance with any expense policy in place from time to time at Booking.com) the amount of all expenses properly and reasonably incurred by you in the course of performing your duties to BHI during the Arrangement.
5.Standard of Conduct

    During the period of the Arrangement and until this Agreement is terminated, you must make yourself aware of, and comply with, the legal regulations, rules and procedures, working practices and policies of BHI that are in place from time to time. You must also continue to comply with the terms and conditions of your employment in the Netherlands, unless they are amended in this Agreement. To the extent that the rules of BHI and Booking.com are inconsistent, BHI and Booking.com will resolve the inconsistency and inform you of their decision. During the Arrangement, you are also expected to abide by the laws and regulations of the U.S. Accordingly, you are required to maintain a standard of conduct that does not bring discredit upon yourself, your supervisors or upon BHI.

    Furthermore, you are expected to comply with the United States Foreign Corrupt Practices Act and with local law applicable to governmental payments. Except as permitted under the express written policies of BHI, you shall not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, to any foreign political party or candidate for or incumbent in any foreign political office, or to any international public organization, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business. Further, it is understood that in accepting the Arrangement, you agree that you will not engage in any employment or business enterprises that would in any way conflict with your service with, and the interest of, BHI, Booking.com or any affiliated company during the Arrangement and you will observe the Ancillary Agreements after the Arrangement terminates.

6.Tax Equalization
(a)During the period of the Arrangement, you will continue to be subject to Dutch income taxes on the income you earn under the Employment Agreement and this Agreement. You will also continue to be responsible for payment of U.S. Federal, state and local income taxes as a U.S. tax resident (as you are a holder of a Permanent Resident Card (aka Green Card) in the United States). In order to eliminate tax inequities as a result of working in the United States (or for a United States-based entity) and providing services as CHRO of BHI, a tax equalization clause will apply. Under this tax equalization clause, any incremental U.S. Federal, state and local income taxes payable on your Booking.com employment income as a result of providing services as CHRO of BHI will be met by Booking.com. Consequently, you will effectively continue to pay the Dutch tax rates on your Booking.com employment income plus U.S. taxes (if any) that would be due by you irrespective of any US workdays (i.e., as a result of the fact that you are a U.S. Green Card holder). For the purpose of the tax equalization calculation, it will be assumed that you exclusively perform your workdays in the Netherlands (for the hypothetical scenario). The process of calculating and withholding your income tax liability requires Booking.com to estimate your hypothetical tax liability, based on your taxable Booking.com employment income earned during the applicable tax year. The 30% Ruling (if and insofar applicable) will be considered in the calculation of your estimated hypothetical Dutch tax liability. Based on this hypothetical liability, Booking.com will withhold amounts from you on a monthly basis. BHI will implement a shadow payroll for the purpose of calculating and remitting the applicable U.S. federal, state and local taxes that relate to your U.S. sourced compensation.
(b)PwC or such other accounting or tax firm of similar repute chosen by Booking.com and agreed upon by you, will assist in the filing of your U.S. Federal, state, local and Dutch income tax returns. When the relevant U.S. and Dutch income tax returns are completed, PwC will calculate your final hypothetical (Dutch and US) tax liability. The 30% Ruling (if and insofar applicable) will be considered in the calculation of your estimated hypothetical Dutch tax liability. You are responsible for this final hypothetical amount with respect to the relevant tax year. If the hypothetical taxes previously withheld from you exceed this amount, Booking.com will provide a refund of the excess to you within 60 days after completion of the tax equalization settlement calculation. If the hypothetical taxes previously withheld from you are insufficient to cover the final hypothetical amount of tax, you will be required to pay the difference to Booking.com within 60 days after completion of the tax equalization settlement; provided, that, in all events, all payments to you or Booking.com will be made by the end of the second calendar year after (i) the year in which your U.S. income tax return must be filed for the year to which the tax equalization payment relates, or, if later, (ii) the latest tax year in which your Dutch tax return is required to be filed for the year to which the tax equalization payment relates.
(c)For the avoidance of doubt,  Booking.com acknowledges and agrees that pursuant to this Section 6, you will not incur any income tax, social security or other employment related tax liability over and above the Dutch and U.S. taxes (as a U.S. Green Card holder) that you would have paid had you not had U.S. sourced compensation from the performance of services as CHRO of BHI and you will not incur any negative income tax, social security or other employment-related tax consequences as a result of assuming the role of CHRO (other than increased taxes that may derive from your higher compensation amounts in such role). Furthermore, because the U.S. or Dutch tax authorities may determine in connection with an audit or otherwise, after this Agreement has been terminated, that you incurred additional income tax, social security or other employment-related tax liability during, or in any way associated with, this Agreement, Booking.com hereby acknowledges and agrees to provide you with all additional amounts required to be paid within sixty (60) days of settlement of any such amounts with the U.S. or Dutch tax authorities, but in all events by the end of the calendar year immediately following the calendar year in which the resulting taxes are remitted to the taxing authority, and to provide you with tax equalization to avoid tax consequences as contemplated by this Section 6, regardless of when such tax liability was incurred during this Agreement.
(d)For completeness’ sake, any tax obligation arising on your personal income in the U.S., the Netherlands or any other country will be your own responsibility and for your personal account. Personal income could include, but is not limited to: employment income other than from Booking.com, spousal income or any other dependent's income, income from an own business and/or self-employment, income (deemed to be) derived from a principal residence, future (company) pension and/or social security benefits, private investment income and/or capital gains, and personal tax credits that are not related to Booking.com employment.
7.Termination of the Arrangement and/or Agreement
    At the sole discretion of Booking.com and BHI, the Arrangement can be unilaterally amended or terminated at any time. You acknowledge and agree that a periodic review of the Arrangement could result in an amendment or termination of the Arrangement and/or the Agreement, including in the event you eventually devote all or substantially all of your time to the CHRO role. You acknowledge and agree that this Agreement (which is a supplement to the Employment Agreement) terminates automatically in case of a termination of the Employment Agreement.
    (a)     Termination of the Agreement Due to New Employment by BHI. In the event you eventually devote all or substantially all of your time to the CHRO role, BHI may decide to offer you new employment with BHI. You hereby agree when accepting such new employment that you will voluntarily resign from your CPO role with Booking.com and give notice of termination of this Agreement and your Employment Agreement in accordance with Dutch law to Booking.com and BHI; provided, however, that no contractual or statutory severance payment of any kind, including, but not limited to, a transitional allowance by means of Section 7:673 DCC, or the Severance Payment as described in Appendix A, is due. You will execute any documents reasonably required to evidence such resignation (i.e., giving notice of termination). Furthermore, if your employment is transferred to BHI, you will receive credit for your years of service with Booking.com for purposes of the benefit plans and programs sponsored by BHI in which you will become eligible to participate, to the extent permitted by the terms of such plans and programs.

    (b)     Termination of the Agreement by Booking.com or BHI Due to a Termination of Your Services with BHI. If Booking.com or BHI desires to terminate the Agreement resulting in you ceasing to provide services to BHI, regardless of the reasons thereto, such termination will result in a de facto redundancy of your positions with both BHI and Booking.com as well as a termination of the Agreement, and you, Booking.com and BHI agree to enter into good faith discussions to terminate the Employment Agreement simultaneously by mutual consent.
    (c)      Termination of the Agreement By You. If you wish to terminate this Agreement with BHI and Booking.com with or without Good Reason, you will be required, and hereby explicitly agree, to give notice of termination of both the Agreement and the Employment Agreement simultaneously with due observance of the applicable notice period as specified in the Handbook of Booking.com, unless you, BHI, and Booking.com agree otherwise.
    (d)    Termination Due to Your Death. If you die, this Agreement and the Employment Agreement will automatically terminate.

8.Certain Adjustments

Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided to you, under this Agreement or any other arrangement (collectively, the "Total Payments"), would be a "Parachute Payment," within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), but for the application of this sentence, then the Total Payments will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to you, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). Any determinations required to be made under this Section 8 will be made by BHI’s independent accountants or another major accounting firm selected by BHI, which will provide detailed supporting calculations both to you and BHI within fifteen (15) business days after the date of the termination of your employment (or other event that triggers a calculation under Section 4999 of the Code) or such earlier time as is requested by BHI, and will be made at the expense of BHI. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this Section 8 will not of itself limit or otherwise affect any of your other rights under this Agreement. If any payment or benefit is required to be reduced pursuant to this Section 8 and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A of the Code ("Nonqualified Deferred Compensation"), you will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 8. BHI will provide you with all information that you reasonably request to permit you to make such designation. If any payment or benefit is required to be reduced pursuant to this Section 8 and any such payment or benefit constitutes Nonqualified Deferred Compensation or you fail to elect an order in which payments or benefits will be reduced pursuant to this Section 8, then the reduction will occur in the following order: (a) the payments under Section 2(a)(i) or 3(a)(iii) of Appendix A, as applicable, (b) the payments under Section 2(a)(iv) or 3(a)(v) of Appendix A, as applicable, (c) any other cash payments to be made to you but only if the value of such cash payments is not greater than the parachute value of such payments, (d) other payments, including cancellation of acceleration of vesting, if applicable, ratably. Within any category of payments and benefits (that is, (a), (b), (c) or (d)), (i) a reduction will occur first with respect to amounts that are not Nonqualified Deferred Compensation within the meaning of Section 409A of the Code and then with respect to amounts that are, and (ii) the payment and/or benefit amounts to be reduced and the acceleration of vesting to be cancelled, if applicable, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable.

9.Section 409A of the U.S. Internal Revenue Code

(a)    Notwithstanding the foregoing, if any reimbursements or in-kind benefits provided by BHI or Booking.com under this Agreement would constitute Nonqualified Deferred Compensation within the meaning of Section 409A of the Code, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to your lifetime and the lifetime of your eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(b)    Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply to you. This Agreement shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding any other provision of this Agreement to the contrary, neither BHI nor Booking.com are not obligated to guarantee any particular tax result for you with respect to any payment provided hereunder.

10.Third Party Beneficiary
    Each of BHI and Booking.com is a third party beneficiary of this Agreement and each of them has the full right and power to enforce rights, interests and obligations under this Agreement without limitation or other restriction.
11.Governing Law
    This Agreement is governed by and construed in accordance with the laws of The Netherlands. You expressly agree that the laws of the State of New York, United States do not apply and waive all claims under these laws. All disputes arising out of or in connection with this Agreement shall in first instance be submitted to the exclusive jurisdiction of the Amsterdam District Court (Rechtbank Amsterdam). Any appeal proceedings shall be submitted to the exclusive jurisdiction of the Court of Appeal in Amsterdam and the Supreme Court in The Hague.

12.Miscellaneous
(a)None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other party. This Agreement does not create any partnership or agency relationship between BHI and Booking.com.
(b)Notwithstanding anything in this Agreement or any other agreement with BHI or Booking.com, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.
(c)This Agreement contains all the terms of the agreement between you, BHI and Booking.com regarding the Arrangement.
(d)Amendments to this Agreement may only be made in writing; provided, however, that in accordance with Section 7:613 DCC, BHI and Booking.com will, jointly and independently, be authorized to unilaterally amend the employment conditions in this Agreement if and insofar they have a substantial interest in doing so that is of such a nature that your interests, insofar as they are harmed by the amendment, must yield to BHI’s and/or Booking.com’s interests. A substantial interest may be deemed to exist, inter alia, (i) in the event of a change in (tax) legislation and regulations, (ii) if the costs of a benefit in this Agreement will increase to such extent that it cannot reasonably be required to continue that benefit unchanged, and (iii) in the case of unforeseen circumstances that should not reasonably come at the risk of BHI and Booking.com.

If you agree with the foregoing, please sign and date this Agreement in the space indicated below.

Very truly yours,

BOOKING HOLDINGS INC.

By: /s/ Peter Millones
Name: Peter Millones
Title: EVP, General Counsel

BOOKING.COM INTERNATIONAL
B.V.

By: /s/ James Waters
Name: James Waters
Title: SVP, Accommodations & Operations

Accepted and agreed to:

/s/ Paulo Pisano
Paulo Pisano
Date: 7/31/2021

APPENDIX A

1.For purposes of this Appendix A, the term “Company” as used herein refers to BHI, Booking.com and their subsidiaries and affiliated companies. Further, any and all references to the Dutch Civil Code ("DCC") in this Appendix A shall refer to the official, Dutch language version.

2.Termination Without Cause; Termination for Good Reason.

(a)    Subject to Section 7 of this Appendix A and in accordance with Section 3(a)(vi) of the Agreement, you, Booking.com and BHI agree that if your employment with the Company is terminated by the Company without Cause or is terminated by you for Good Reason, the Company will, subject to the terms and conditions set forth in the following paragraphs and provided that you have not filed any claims in connection with the termination of your employment, in full and final settlement of any claims for compensation relating to the termination, pay you a voluntary contractual severance amount equal to the sum of: (i) one (1) times the sum of the Base Salary and target Annual Bonus, if any, for the year in which such termination occurs (the "Severance Payment"), which will be paid as set forth in Section 4 below (provided, however, if the Base Salary or target Annual Bonus, if any, has been decreased in the twelve (12) months before the termination, the amount to be used will be the highest Base Salary and target Annual Bonus, if any, during such twelve (12) month period); (ii) any compensation earned but not yet paid as of the date of termination, including, without limitation, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to BHI and Booking.com policies, any bonus earned but not yet paid for a completed fiscal year, and any unreimbursed business expenses payable to you (collectively, the "Accrued Amounts"), which amounts will be paid in a lump sum within ten (10) days following the termination date (or earlier, if required under applicable law); (iii) any other amounts or benefits owing to you under the then applicable employee benefit, long-term incentive or equity plans and programs of BHI or Booking.com, which will be paid or treated in accordance with the terms of such plans and programs and this Agreement; and (iv) if a bonus plan is in place, the product of (A) the actual Annual Bonus earned for the fiscal year of your termination, and (B) a fraction, the numerator of which is the number of days of the current fiscal year during which you were employed by BHI or Booking.com, and the denominator of which is 365 (or 366 in a leap year), which prorated Annual Bonus will be paid in a lump sum when bonuses for such period are paid to BHI’s other executive officers, but, in any event, in the fiscal year following the fiscal year in which such Annual Bonus is earned. In addition, you will receive reimbursement for the cost of all reasonable relocation expenses incurred with respect to a relocation of you and your family to a country other than the Netherlands that occurs within 180 days following the termination of your employment in an amount not to exceed EUR 50,000; provided that you have not accepted an offer of employment following the termination that provides for such relocation expenses. Such reimbursement shall be made to you within 90 days of the Company’s receipt of all invoices relating to such expenses, which receipt shall occur no more than 30 days following your incurrence of such expenses. Furthermore, Booking.com will reimburse your legal fees (if any) up to an amount of EUR 10,000, including disbursements (verschotten) and VAT (BTW), for purposes of negotiating the termination agreement as required under Dutch law. Provided that you submit the attorney’s detailed invoice for legal fees, as addressed to you, by the date of the termination of your employment, payment will be made directly to your attorney within thirty (30) days of Booking.com’s receipt of the invoice. In addition, if so requested, the Company will provide you with a neutral reference letter within 30 days of the termination of the Agreement and the Arrangement. The Company will also work with you in good faith to develop external communications regarding the termination of your employment, and any internal company communications regarding the termination of your employment will be at the discretion of the Company. Your receipt of the payments and benefits described in this Section 2(a) (other than the Accrued Amounts) is conditioned on and subject to your compliance with the Ancillary Agreements and any other restrictive covenant obligations applicable to you and your execution on or after the date of termination of a release of claims in favor of the Company (in such form as reasonably determined by the Company in its sole discretion) (a “Release”) that becomes effective within 55 days after the date of termination.

(b)    A termination for Good Reason means a termination of your employment by you following written notice given by you to the Company pursuant to Section 2(d) within thirty (30) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected by the Company within the time period for such correction set forth in Section 2(d).

(c)    For purposes of this Agreement, “Good Reason” means the occurrence or failure to cause the occurrence, as the case may be, without your consent, of any of the following: (i) a material diminution in your authority, duties, title, reporting structure, or responsibilities as they relate solely to your CHRO role at BHI; (ii) a relocation of (A) your principal office to a location that is in excess of thirty-five (35) miles from its location as of the Effective Date or (B)(I) Booking.com’s executive office in Amsterdam, The Netherlands, while your work location is situated in Amsterdam or (II) any office of BHI or one of its other subsidiaries to which you permanently transfer in connection with your CHRO role, in each case, to a location more than thirty-five (35) miles from its current location in Amsterdam (or, if you move to a different office, the location at the time of your permanent transfer) or more than thirty-five (35) miles further from your residence at the time of such relocation; or (iii) any material breach by the Company of this Agreement, which includes (serious) culpable acts of BHI or Booking.com by means of Sections 7:679 and 7:671b(8)(c) DCC.

(d)    For purposes of this Agreement, a “Notice of Termination for Good Reason” means a notice indicating the specific termination provision in Section 2(c) relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination for Good Reason. Before a termination by you will constitute termination for Good Reason, you must give the Company a Notice of Termination for Good Reason within thirty (30) days following the occurrence of the event that constitutes Good Reason. Failure to provide such Notice of Termination for Good Reason within such thirty (30)-day period shall be conclusive proof that you shall not have Good Reason to terminate employment. Good Reason shall exist only if (i) the Company fails to remedy the event or events constituting Good Reason within thirty (30) days after receipt of the Notice of Termination for Good Reason from you and (ii) you terminate your employment within sixty (60) days after the end of the period set forth in clause (i) above. The Company’s placing you on paid leave (with full compensation and benefits for the portion of such period that occurs prior to your termination date) for up to sixty (60) consecutive days while it is determining whether there is a basis to terminate your employment for Cause will not constitute Good Reason.

(e)    For purposes of this Agreement, the term “Cause” means: (i) your willful and continued failure to substantially perform your duties and obligations, including written directions, to the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your willful engagement in misconduct which is materially injurious to the Company; (iii) the commission of a felony by you; (iv) your willful and material violation of any provision in this Agreement, the Employment Agreement, the Company code of conduct and other policies; (v) commission of a crime against the Company by you which is materially injurious to the Company; (vi) a material breach of the Ancillary Agreements or any other non-competition, non-solicitation or other restrictive covenant that you entered into with the Company; (vii) your willful and material breach of any confidentiality agreement that you entered into with the Company; (viii) any misconduct, including misconduct/urgent causes by means of Article 7:669(3)(e) and 7:678 DCC or any dishonest or fraudulent act or omission; (ix) the grounds as included in Article 7:669(3)(d) DCC (i.e., unsatisfactory performance) and 7:669(3)(g) DCC (i.e., damaged working relationship); (x) any termination based on Article 7:669(4) DCC (i.e., termination after the Dutch state pension age); or (xi) you voluntarily terminating this Agreement or resignation at the initiative of you (other than for Good Reason).

3.    Termination Following a Change in Control.

(a)    Subject to Section 7 of this Appendix A and in accordance with Section 3(a)(vi) of the Agreement, if you terminate your employment with the Company under this Agreement for Good Reason or your employment with the Company is terminated by the Company without Cause (i) within six (6) months preceding a Change in Control (and such termination of employment, or the event giving rise to your termination of employment for Good Reason, occurred at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, or at the request of any other person in anticipation of a Change in Control, and in either case, such Change in Control actually occurs) or (ii) within twelve (12) months after a Change in Control, then, instead of the amounts set forth in Section 2(a) of this Appendix A, you will be entitled to receive: (A) any Accrued Amounts at the date of termination, which amounts will be paid in a lump sum within ten (10) days following the termination date (or earlier, if required under applicable law); (B) an amount equal to two (2) times the sum of the Base Salary and target Annual Bonus, if any, for the year in which such termination occurs, which will be paid as set forth in Section 4 below (provided, however, if the Base Salary or target Annual Bonus, if any, has been decreased in the twelve (12) months before the termination, the amount to be used will be the highest Base Salary and target Annual Bonus, if any, during such twelve (12) month period) (the “Change in Control Severance Payment”); (C) any other amounts or benefits owing to you under the then applicable employee benefit, long-term incentive or equity plans and programs of the Company, which will be paid or treated in accordance with the terms of such plans and programs and this Agreement; and (D) if a bonus plan is in place, the product of (I) the Annual Bonus for the fiscal year of your termination determined at the higher of actual and target performance, and (II) a fraction, the numerator of which is the number of days of the current fiscal year during which you was employed by the Company, and the denominator of which is 365 (or 366 in a leap year), which prorated Annual Bonus will be paid in a lump sum when bonuses for such period are paid to the Company’s other senior executives, but, in any event, in the fiscal year following the fiscal year in which such Annual Bonus is earned. In addition, you will receive reimbursement for the cost of all reasonable relocation expenses incurred with respect to a relocation of you and your family to a country other than the Netherlands that occurs within 180 days following the termination of your employment in an amount not to exceed EUR 50,000; provided that you have not accepted an offer of employment following the termination that provides for such relocation expenses. Such reimbursement shall be made to you within 90 days of the Company’s receipt of all invoices relating to such expenses, which receipt shall occur no more than 30 days following your incurrence of such expenses. Furthermore, Booking.com will reimburse your legal fees (if any) up to an amount of EUR 10,000, including disbursements (verschotten) and VAT (BTW), for purposes of negotiating the termination agreement as required under Dutch law. Provided that you submit the attorney’s detailed invoice for legal fees, as addressed to you, by the date of the termination of your employment, payment will be made directly to your attorney within thirty (30) days of Booking.com’s receipt of the invoice. In addition, if so requested, the Company will provide you with a neutral reference letter within 30 days of the termination of the Agreement and the Arrangement. The Company will also work with you in good faith to develop external communications regarding the termination of your employment, and any internal company communications regarding the termination of your employment will be at the discretion of the Company. Your receipt of the payments and benefits described in this Section 3(a) (other than the Accrued Amounts) is conditioned on and subject to your compliance with the Ancillary Agreements and any other restrictive covenant obligations applicable to you and your execution on or after the date of termination of a Release that becomes effective within 55 days after the date of termination.

(b)    For purposes of this Agreement, the term “Change in Control” has the meaning as set forth in the Booking Holdings Inc. 1999 Omnibus Plan, as amended or amended and restated from time to time, or its successor plan.

4.     Severance Payment/Change in Control Severance Payment. (a) The Severance Payment, less applicable taxes, will be paid in equal installments over a period of twelve (12) months after the date of termination of this Agreement as a result of a termination without Cause or a termination for Good Reason in accordance with the Company’s regular payroll practices, commencing no later than sixty (60) days after the date of termination, and the Change in Control Severance Payment, less applicable taxes, will be paid in equal installments over a period of twenty-four (24) months after the date of termination of this Agreement as a result of a termination without Cause or a termination for Good Reason within six months prior to or within 12 months following the occurrence of a Change in Control in accordance with the Company’s regular payroll practices, commencing no later than sixty (60) days after the date of termination.

(b) For the avoidance of doubt, neither the Severance Payment nor the Change in Control Severance Payment will be due if you terminate your employment at your own initiative and/or voluntarily resign unless you resign for “Good Reason”. Furthermore, the Severance Payment will not be payable in case of a termination for Cause, a termination due to your death or a termination due to your illness.

(c) The Severance Payment (or the Change in Control Severance Payment, if applicable) is deemed, to the extent applicable, to include the transitional allowance by means of Section 7:673 DCC. In the situation that the Severance Payment (or the Change in Control Severance Payment) is not due as a result of the occurrence of Cause, Booking.com and BHI will, to the extent it is required to do so, act in accordance with Section 7:673 et seq. DCC and pay, if applicable, the statutory transitional allowance.

(d) The Severance Payment will be reduced by any compensation awarded by a court in relation to the termination of the Employment Agreement and this Agreement, including, but not limited to, the transitional allowance by means of Section 7:673 DCC and fair compensation by means of Section 7:681 DCC. You waive the right to receive payment to any amount that exceeds the amount of the Severance Payment (or the Change in Control Severance Payment). Should any payments have been made under this Agreement at the time that the court awards any claims, you will be required to repay such amount(s) to the Company.

5.     Termination Due to Death. You, BHI and Booking.com agree that if your employment with the Company is terminated by reason of your death, this Agreement will terminate without further obligations to your legal representatives under this Agreement except for: (a) the Accrued Amounts as of the date of death, which amounts will be promptly paid in a lump sum to your estate; (b) any bonus earned but not yet paid for a completed fiscal year, (c) any other amounts or benefits owing to you under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which will be paid or treated in accordance with the terms of such plans and programs; and (d) if a bonus plan is in place, the product of (i) the target Annual Bonus for the fiscal year in which your death occurs, multiplied by (ii) a fraction, the numerator of which is the number of days of the current fiscal year during which you was employed by the Company, and the denominator of which is 365 (or 366 in a leap year), which Annual Bonus will be paid in a lump sum when bonuses for such period are paid to the Company’s other executives, but, in any event, no later than March 15 of the fiscal year following the fiscal year in which such bonus is earned.

6.     Resignations. Effective as of the date of any termination of your employment with the Company for any reason, you hereby agree that you will be deemed to have automatically resigned from all offices and directorships you hold at BHI, Booking.com and any of their affiliates at the date of such termination, including, without limitation, the position of CHRO and CPO.

7.    “Separation from Service”. Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A of the U.S. Internal Revenue Code (the

“Code”)) and any payment made pursuant to this Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment will be the date that is the first (1st) day of the seventh (7th) month after the date of your “separation from service” with the Company (determined in accordance with Section 409A of the Code) or your earlier death. In addition, if the event triggering your right to benefits or payments hereunder is your termination of employment, but such termination of employment does not constitute a “separation from service” with the Company within the meaning of Section 409A of the Code, then the benefits or payments hereunder payable by reason of such termination of employment that are considered to be a “deferral of compensation” under Section 409A of the Code will not be paid upon such termination of employment, but instead, will remain an obligation of the Company to you and will be paid or provided to you upon the first to occur of: (a) your “separation from service” (within the meaning of Section 409A of the Code) (any amount payable upon such “separation from service” being subject to the first sentence of this Section 10); (b) a “change of control” of the Company (within the meaning of Section 409A of the Code); or (c) your death.

APPENDIX B: Non-Competition and Non-Solicitation Agreement

APPENDIX C: Employee Confidentiality and Assignment Agreement

APPENDIX D: Acknowledgement to the Incentive-Based Compensation Clawback Policy
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